Silicon South, Inc.
251 Jeanell Dr. Ste 3
Carson City, NV  89703
Tel. 702-234-4148

April 15, 2008

Mr. William Miertschin, President
Cumberland Continental Corp.
6867 Anglebluff Circle
Dallas, Texas 75248

Dear Mr. Miertschin,

Silicon South, Inc., a Nevada corporation (the “Company”), has had discussions with Cumberland Continental Cor. (“Cumberland”) (referred to herein as “Seller”), regarding the acquisition of five (5) United States patents for industrial equipment location and remote monitoring applications from Seller, by the Company (referred to herein as “Purchaser”). This letter of intent (LOI) outlines the terms of the acquisition that will serve as a basis for a definitive agreement.

1.            Assets to be Acquired.  Subject to the further terms and conditions of this LOI, the Purchaser intends to acquire, and Seller intends to sell, 5 United States patents for industrial location and remote monitoring applications (“Assets”), free and clear of any and all liens, claims and encumbrances whatsoever.  The specific Assets are detailed in Exhibit “A”.

2.            Purchase Price; Form of Payment.  The purchase price for the Assets acquiredto be paid at the closing will be:

(a)  $220,000 (adjusted for interest during the 60 day exclusivity period defined below) of cash paid by wire transfer or check.

(b)  Notwithstanding the foregoing, Purchaser will not assume any liabilities or obligations of Seller or obligations of Seller to indemnify its officers and directors for violations of laws relating to their duties to the corporation.

3.            Regulatory Approval.  The consummation of the transaction contemplated hereby will be conditioned upon receiving all necessary approvals thereof or consents thereto from all appropriate third parties and regulatory authorities.  Seller will fully cooperate with Purchaser and use their best efforts to obtain all such approvals.

4.            Definitive Agreement; Closing.  The objective of this LOI is the execution and consummation of a formal and definitive agreement prepared by Purchaser's counsel reflecting the foregoing provisions and including other terms and provisions that are customary in transactions of this type.  Purchaser wishes to consummate the proposed transaction as soon as feasible andSeller agrees to provide Purchaser with a sixty (60) day exclusivity period after the execution of this LOIto execute a definitive agreement in accordance with the foregoing.

5.            No Negotiation.  In consideration of Purchaser's commitment to expend significant time, effort and expense to evaluate the possible acquisition, Seller agrees not to solicit or respond favorably to any solicitation from, or otherwise enter into negotiations or reach any agreement with, any person or entity regarding the Assets during the 60 day exclusivity period.

It is understood that, except as set forth in the next sentence, all provisions of this LOI merely set forth a statement of our mutual intentions and are not binding or enforceable obligations of the parties hereto, but rather are intended only to serve as a basis for proceeding to negotiate a binding and definitive agreement with respect to the purchase of the Assetsby Purchaser.

If the foregoing proposal is satisfactory to you, will you please so indicate by signing this LOI or a counterpart in the spaces provided below and returning it to the address listed below.

  Very truly yours,

  Silicon South, Inc.

  By: /s/ Zagros Shahvaran

                                      Its: President

Agreed and Accepted:

    /s/ William R. Miertschin
Cumberland Continental, Inc.

By: William R. Miertschin

Its:President